Exhibit 99.1

FIRST SAVINGS FINANCIAL GROUP, INC. REPORTS FINANCIAL RESULTS

FOR THE SECOND FISCAL QUARTER ENDED MARCH 31, 2020

Jeffersonville, Indiana — April 29, 2020. First Savings Financial Group, Inc. (NASDAQ: FSFG - news) (the "Company"), the holding company for First Savings Bank (the "Bank"), today reported a net loss of $627,000, or a net loss of $0.26 per diluted share, for the quarter ended March 31, 2020 compared to net income of $3.5 million, or net income of $1.50 per diluted share, for the quarter ended March 31, 2019.

The net loss of $627,000 for the quarter ended March 31, 2020 was primarily the result of a $4.0 million net loss recorded for the mortgage banking segment and provision for loan losses of $1.7 million during the period. The net loss for the mortgage banking segment is primarily the result of unfavorable market value movements related to forward mortgage loan sale contracts, interest rate lock commitments, loans held for sale and mortgage servicing assets towards the end of the quarter and due primarily to market disruptions arising from the novel coronavirus (“COVID-19”) pandemic. Stimulus packages enacted by the Federal Reserve Bank, which included the purchase of $525 billion of agency mortgage-backed securities (”MBS”), the vehicle used by the Company to hedge the locked pipeline, caused a decrease in the valuation of the MBS market and as a result, a significant increase in derivative liabilities related to the Company’s forward mortgage loan sale contracts. In addition, stress within the mortgage servicing market, caused by liquidity issues and concerns regarding the length and commitment of deferral periods for residential mortgage payments, caused nearly all investors and servicing companies to withdraw participation from the mortgage purchase and servicing market in late March 2020. These withdrawals caused a reduction in the fair market values of the Company’s interest rate lock commitments, mortgage loans held for sale and mortgage servicing assets. The increase in the provision for loan losses included changes to qualitative factors within the allowance for loan losses calculation related to economic uncertainties surrounding COVID-19.

COVID-19 Response

On March 11, 2020, the World Health Organization declared the outbreak of COVID-19 as a global pandemic, which continues to spread throughout the United States and around the world. The COVID-19 pandemic has placed significant health, economic and other major hardships throughout the communities we serve, the United States and the entire world. The Company has implemented a number of procedures in response to the pandemic to support the safety and well-being of our customers, employees, and communities:

•	Following the guidelines of the Center for Disease Control and local governments, we have updated our branch operating procedures. While our branches remain open, the lobbies have been closed and transactions are being conducted through drive-up windows or by appointment. For employees that continue to work from our offices, we have enhanced daily cleaning of our facilities and have instructed them to maintain appropriate social distancing. We also actively encourage customers to utilize alternative channels such as our online and mobile banking platforms. Our customer service and retail departments remain fully staffed and available to assist customers remotely.

•	We have expanded our use of technology to allow many of our employees to work safely and productively from home. Most of our normally scheduled meetings, including Board of Director meetings and various committee meetings, are now held virtually instead of in-person.

•	We are assisting our customers experiencing COVID-19 related hardships by approving payment extensions or loan forbearance agreements, and waiving or refunding certain fees. As of April 24, 2020, we had approved payment extensions or loan forbearance agreements on approximately $81.8 million of balances in the loan portfolio, of which $73.8 million related to commercial real estate, $5.5 million related to residential real estate and consumer loans, and $2.5 million related to Small Business Administration (“SBA”) lending relationships. These payment extensions or loan forbearance agreements are generally for periods of three months or less.

•	As a result of the passage of the CARES Act, the SBA will make six months of principle and interest payments for loans of existing SBA clients that were in “regular servicing status” (not delinquent) at March 27, 2020 and for SBA loans of new clients originated between March 27, 2020 and September 27, 2020. The aforementioned $2.5 million of SBA lending relationships that were provided payment extensions and forbearance by the Company will also receive the six months of SBA-made payments once the forbearance periods have expired. In addition, the majority of the Company’s SBA clients applied for participation in the SBA’s Paycheck Protection Program (“PPP”).

•	We are actively participating in the PPP and had received SBA authorizations for 550 customers totaling approximately $169.6 million for PPP loans as of April 24, 2020. These loans will be disbursed as soon as administratively feasible during the third fiscal quarter of 2020. We anticipate that the majority of the fee income associated with the origination of these loans to be recognized in the fourth fiscal quarter of 2020.

•	The Company had outstanding loan balances to restaurants and hotels with aggregate balances of $92.0 million and $16.9 million, respectively as of March 31, 2020. Of the $92.0 million balance of loans to restaurants, $72.3 million represents commercial real estate loans where the collateral property is leased to national-brand, investment-grade tenants and $5.2 million is fully guaranteed by the SBA. Of the $16.9 million balance of loans to hotels, $3.1 million is fully guaranteed by the SBA. The leisure and hospitality industries carry a higher degree of credit risk due to the COVID-19 pandemic. Based on our evaluation of the allowance for loan losses at March 31, 2020, management believes sufficient reserves are in place to cover estimated losses. However, as the pandemic continues, additional losses could be recognized.

Management continues to closely monitor the pandemic and will take additional action to respond to the pandemic as the situation continues to evolve. We cannot determine or estimate the impact on our business at this time because the length and severity of the economic downturn is not known. We believe we are well-positioned to withstand any challenges that may be presented, and we are committed to continuing to serve our customers, employees and communities.

Commenting on the Company’s performance and the COVID-19 pandemic, Larry W. Myers, President and CEO stated: “While we are disappointed with the negative impact the COVID-19 pandemic had on our financial results for the quarter, which resulted in the loss on mortgage banking, a decrease in the fair value of our SBA servicing assets and an increase in provision for loan losses, we are very pleased with the performance of the core banking operation and the resiliency of our Company and staff. As the COVID-19 crisis unfolded, management and staff undertook aggressive efforts to assist our clients, minimize the potential negative effects on the Company and its shareholders, and position the Company to seize opportunities as a result of dislocation in the markets, including the purchase of municipal securities at wide spreads to the U.S. treasuries, substantially increasing the locked mortgage pipeline with wide spreads, decrease the hedge exposure and substantial participation in the PPP. In addition, the Company had previously positioned its balance sheet to be liability sensitive and expects to benefit from a reduction in the cost of interest-bearing liabilities over the coming quarters. We are a dynamic and entrepreneurial organization and while the COVID-19 pandemic presents challenges, I am confident that we are well-positioned to endure such challenges and perform well throughout it. I’m reminded of the quote, ‘Opportunities are not lost, they’re just taken by someone else’. I’m very proud of our Company and staff.”

Results of Operations for the Three Months Ended March 31, 2020 and 2019

Net interest income increased $1.0 million, or 10.6%, to $10.9 million for the quarter ended March 31, 2020 as compared to the same quarter in 2019. The increase in net interest income was due to a $1.4 million increase in interest income, which was partially offset by a $337,000 increase in interest expense. Interest income increased due to an increase in the average balance of interest-earning assets of $167.2 million, from $1.04 billion for 2019 to $1.20 billion for 2020, partially offset by a decrease in the weighted average tax-equivalent yield, from 4.86% for 2019 to 4.65% for 2020. Interest expense increased due to an increase in the average balance of interest-bearing liabilities of $156.0 million, from $828.2 million for 2019 to $984.2 million for 2020, partially offset by a decrease in the average cost of interest-bearing liabilities, from 1.18% for 2019 to 1.13% for 2020. The decrease in the average cost of interest-bearing liabilities for 2020 was due primarily to decreasing market interest rates on deposits and Federal Home Loan Bank (“FHLB”) borrowings. Additional details are included in the “Summarized Consolidated Average Balance Sheets” table at the end of this release.

The Company recognized $1.7 million in provision for loan losses for the quarter ended March 31, 2020, compared to $340,000 in provision for loan losses recognized in 2019. Nonperforming loans, which consist of nonaccrual loans and loans over 90 days past due and still accruing interest, increased $8.6 million, from $5.2 million at September 30, 2019 to $13.8 million at March 31, 2020, of which $3.6 million was guaranteed by the

SBA. The Company recognized net charge-offs of $544,000 for the quarter ended March 31, 2020, of which $402,000 was related to unguaranteed portions of SBA loans. The Company recognized net charge-offs of $25,000 for the same quarter in 2019. The increase in the provision for loan losses for 2020 was primarily due to increased nonperforming assets and net charge-offs for the period, as well as changes to qualitative factors within the allowance for loan losses calculation related to economic uncertainties surrounding COVID-19.

Noninterest income increased $3.9 million for the quarter ended March 31, 2020 as compared to the same quarter in 2019. The increase was due primarily to an increase in mortgage banking income of $3.2 million and a $708,000 increase in net gain on sales of SBA loans. The increase in mortgage banking income is due to production from the secondary-market residential mortgage lending segment that commenced operations in April 2018. The Company’s SBA lending activities are performed under Q2 Business Capital, LLC (“Q2”), which specializes in the origination and servicing of SBA loans. The Bank owns 51% of Q2 with the option to purchase the minority interest in September 2020. Gross revenues and expenses related to Q2 are reported in the consolidated statements of income, and the net income or net loss attributable to noncontrolling interests is then subtracted from (in the case of net income) or added to (in the case of net loss) net income to arrive at net income attributable to the Company. Additional details regarding the financial performance of the mortgage banking and SBA lending segments are included in the “Segmented Statements of Income Information” table at the end of this release.

Noninterest expense increased $9.2 million for the quarter ended March 31, 2020 as compared to the same quarter in 2019. The increase was due primarily to increases in compensation and benefits and advertising of $6.7 million and $1.2 million, respectively. The increase in compensation and benefits expense is attributable to the addition of new employees to support the growth of the Company, primarily its mortgage banking and SBA lending activities, and normal salary and benefits adjustments. The increase in advertising is primarily due to the mortgage banking segment.

The Company recognized an income tax benefit of $774,000 for the quarter ended March 31, 2020, as compared to income tax expense of $466,000 for 2019. The tax benefit for the quarter ended March 31, 2020 was primarily the result of a pretax operating loss for the quarter.

Results of Operations for the Six Months Ended March 31, 2020 and 2019

The Company reported net income of $2.8 million, or $1.18 per diluted share, for the six months ended March 31, 2020 compared to net income of $6.5 million, or $2.73 per diluted share, for the six months ended March 31, 2019.

Net interest income increased $2.4 million, or 12.2%, to $21.8 million for the six months ended March 31, 2020 as compared to the same period in 2019. The increase in net interest income is due to a $3.4 million increase in interest income, which was partially offset by a $987,000 increase in interest expense. Interest income increased due to an increase in the average balance of interest-earning assets of $171.8 million, from $1.01 billion for 2019 to $1.18 billion for 2020, offset by a decrease in the weighted-average tax-equivalent yield, from 4.87% for 2019 to 4.74% for 2020. Interest expense increased due to an increase in the average balance of interest-bearing liabilities of $157.1 million, from $802.4 million for 2019 to $959.5 million for 2020, and an increase in the average cost of interest-bearing liabilities, from 1.16% for 2019 to 1.18% for 2020. The increase in the average cost of interest-bearing liabilities for the six months ended March 31, 2020 was due primarily to increasing market rates on deposits. Additional details are included in the “Summarized Consolidated Average Balance Sheets” table at the end of this release.

The Company recognized $2.2 million in provision for loan losses for the six months ended March 31, 2020, compared to $655,000 in provision for loan losses recognized in the same period in 2019. The Company recognized net charge-offs of $559,000 for the six months ended March 31, 2020, of which $364,000 was related to unguaranteed portions of SBA loans. The Company recognized $43,000 for the same period in 2019. The increase in the provision for loan losses for 2020 was primarily due to increased nonperforming assets and net charge-offs for the period, as well as changes to qualitative factors within the allowance for loan losses calculation related to economic uncertainties surrounding COVID-19.

Noninterest income increased $16.3 million for the six months ended March 31, 2020 as compared to the same period in 2019. The increase was due primarily to increases in mortgage banking income and net gain on sales of SBA loans of $15.7 million and $505,000, respectively. The increase in mortgage banking income is due to production from the secondary-market residential mortgage lending segment that commenced operations in April 2018. Additional details regarding the financial performance of the mortgage banking and SBA lending segments are included in the “Segmented Income Statement Information” table at the end of this release.

Noninterest expense increased $22.1 million for the six months ended March 31, 2020 as compared to the same period in 2019. The increase was due primarily to increases in compensation and benefits, advertising, occupancy and equipment, and other operating expenses of $17.2 million, $2.3 million, $1.2 million and $1.1 million, respectively. The increase in compensation and benefits expense is attributable to the addition of new employees to support the growth of the Company, including its mortgage banking and SBA lending activities, and routine salary and benefits adjustments. The increase in advertising is primarily due to the mortgage banking segment. The increase in occupancy and equipment expense is primarily attributable to increases in lease and rental, depreciation and equipment, and software licensing expenses that are primarily related to the mortgage banking segment. The increase in other operating expenses is primarily due to increases in loan expense related to the mortgage banking activities and charitable contributions.

The Company recognized an income tax benefit of $136,000 for the six months ended March 31, 2020, as compared to income tax expense of $988,000 for the same period in 2019. The income tax benefit for 2020 is a result of the Company’s tax-exempt income and investments in tax credit bonds.

Comparison of Financial Condition at March 31, 2020 and September 30, 2019

Total assets increased $145.7 million, from $1.22 billion at September 30, 2019 to $1.37 billion at March 31, 2020. Net loans increased $66.6 million during the six months ended March 31, 2020, due primarily to continued growth in the commercial real estate and SBA loan portfolios. Residential mortgage loans held for sale and SBA loans held for sale also increased by $58.6 million and $9.2 million, respectively, during the six months ended March 31, 2020 due to increased production from the mortgage banking and SBA lending segments. Total liabilities increased $150.7 million primarily due to a $102.9 million increase in total deposits and a $47.5 million increase in FHLB borrowings.

Common stockholders’ equity decreased $4.4 million, from $121.1 million at September 30, 2019 to $116.7 million at March 31, 2020, due primarily to a decrease in net unrealized gains on available for sale securities included in accumulated other comprehensive income of $6.8 million, partially offset by retained net income of $2.2 million. The decrease in net unrealized gains on available for sale securities included in accumulated other comprehensive income is primarily the result of unfavorable market value movements due to market disruptions arising from the COVID-19 pandemic. At March 31, 2020 and September 30, 2019, the Bank was considered “well-capitalized” under applicable regulatory capital guidelines.

Prior Period Restatement

On November 19, 2019, the Company filed with the Securities and Exchange Commission (“SEC”) a Current Report on Form 8-K to report the Company’s conclusion that its interim consolidated financial statements, and related notes, contained in its Form 10-Q for the period ended June 30, 2019 should no longer be relied upon. The accounting matters underlying this conclusion relate primarily to significant accounting assumptions used in the fair value calculations for interest rate lock commitments and mortgage loans held-for-sale relating to the Company’s mortgage banking operations segment and unrecognized accruals for incentive compensation related to such segment. On December 4, 2019, the Company filed with the SEC an amended Form 10-Q for the period ended June 30, 2019, containing restated interim consolidated financial statements, and related noted, for the period then ended. All financial information at June 30, 2019 and for periods then ended contained in this earnings release have been restated accordingly.

First Savings Bank has fifteen offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, New Albany, Georgetown, Corydon, Lanesville, Elizabeth, English, Marengo, Salem, Odon and Montgomery. Access to First Savings Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.fsbbank.net.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, changes in general economic conditions, including the duration, extent and severity of the COVID-19 pandemic, including its effect on our customers, service providers and on the economy and financial markets in general, changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact:

Tony A. Schoen, CPA

Chief Financial Officer

812-283-0724

FIRST SAVINGS FINANCIAL GROUP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
OPERATING DATA:	2020	2019	2020	2019
(In thousands, except share and per share data)

Total interest income	$13,693	$12,307	$27,460	$24,108
Total interest expense	2,783	2,446	5,658	4,671

Net interest income	10,910	9,861	21,802	19,437
Provision for loan losses	1,705	340	2,210	655

Net interest income after provision for loan losses	9,205	9,521	19,592	18,782

Total noninterest income	10,994	7,089	29,120	12,870
Total noninterest expense	22,075	12,880	46,347	24,296

Income (loss) before income taxes	(1,876)	3,730	2,365	7,356
Income tax expense (benefit)	(774)	466	(136)	988

Net income (loss)	(1,102)	3,264	2,501	6,368

Less: Net loss attributable to noncontrolling interests	(475)	(269)	(311)	(96)

Net income (loss) attributable to the Company	$(627)	$3,533	$2,812	$6,464

Net income (loss) per share, basic	$(0.27)	$1.53	$1.20	$2.82
Weighted average shares outstanding, basic	2,355,750	2,307,155	2,348,145	2,295,788

Net income (loss) per share, diluted	$(0.26)	$1.50	$1.18	$2.73
Weighted average shares outstanding, diluted	2,379,901	2,360,004	2,381,356	2,366,524

Performance ratios (three-month data annualized)
Return on average assets	(0.19%)	1.28%	0.44%	1.20%
Return on average common stockholders' equity	(2.00%)	13.55%	4.54%	12.71%
Interest rate spread	3.52%	3.68%	3.56%	3.71%
Net interest margin	3.73%	3.92%	3.78%	3.95%
Efficiency ratio	100.78%	75.99%	91.02%	75.20%

	March 31,	September 30,	Increase
FINANCIAL CONDITION DATA:	2020	2019	(Decrease)
(In thousands, except per share data)

Total assets	$1,368,252	$1,222,579	$145,673
Cash and cash equivalents	22,603	41,432	(18,829)
Investment securities	186,873	179,638	7,235
Loans held for sale	163,927	96,070	67,857
Gross loans	888,967	820,698	68,269
Allowance for loan losses	11,691	10,040	1,651
Interest earning assets	1,258,017	1,130,095	127,922
Goodwill	9,848	9,848	-
Core deposit intangibles	1,309	1,416	(107)
Noninterest-bearing deposits	178,894	173,072	5,822
Interest-bearing deposits	758,412	661,312	97,100
FHLB borrowings	270,000	222,544	47,456
Total liabilities	1,252,007	1,101,322	150,685
Stockholders' equity, net of noncontrolling interests	116,659	121,053	(4,394)

Book value per share	$49.11	$51.51	$(2.39)
Tangible book value per share (1)	44.42	46.71	(2.30)

Non-performing assets:
Nonaccrual loans - SBA guaranteed	$3,612	$450	$3,162
Nonaccrual loans - unguaranteed	10,195	4,718	5,477
Total nonaccrual loans	13,807	5,168	8,639
Accruing loans past due 90 days	-	12	(12)
Total non-performing loans	13,807	5,180	8,627
Foreclosed real estate	-	55	(55)
Troubled debt restructurings classified as performing loans	6,006	7,265	(1,259)
Total non-performing assets	$19,813	$12,500	$7,313

Asset quality ratios:
Allowance for loan losses as a percent of total gross loans	1.32%	1.22%	0.09%
Allowance for loan losses as a percent of nonperforming loans	84.67%	193.82%	18.43%
Nonperforming loans as a percent of total gross loans	1.55%	0.63%	(0.01%)
Nonperforming assets as a percent of total assets	1.45%	1.02%	(0.08%)

(1) See reconciliation of GAAP and Non-GAAP financial measures for additional information relating to calculation of this item

RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES (UNAUDITED):

The following non-GAAP financial measures used by the Company provide information useful to investors in understanding the Company's performance. The Company believes the financial measures presented below are important because of their widespread use by investors as a means to evaluate capital adequacy and earnings. The following table summarizes the non-GAAP financial measures derived from amounts reported in the Company's consolidated financial statements and reconciles those non-GAAP financial measures with the comparable GAAP financial measures.

	March 31,	September 30,
Tangible Book Value Per Share	2020	2019
(In thousands, except share and per share data)

Stockholders' equity, net of noncontrolling interests (GAAP)	$116,659	$121,053
Less: goodwill and core deposit intangibles	(11,157)	(11,264)
Tangible equity (non-GAAP)	$105,502	$109,789

Outstanding common shares	2,375,324	2,350,229

Tangible book value per share (non-GAAP)	$44.42	$46.71

Book value per share (GAAP)	$49.11	$51.51

SUMMARIZED FINANCIAL INFORMATION (UNAUDITED):

	As of
Summarized Consolidated Balance Sheets	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands, except per share data)	2020	2019	2019	2019	2019
Total cash and cash equivalents	$22,603	$41,327	$41,432	$65,105	$40,442
Total investment securities	186,873	179,991	179,638	182,421	193,547
Total loans, net of allowance for loan losses	877,276	851,700	810,658	796,994	762,661
Total assets	1,368,252	1,292,573	1,222,579	1,228,953	1,129,722

Total deposits	937,306	885,598	834,384	888,145	824,770
Total borrowings from the Federal Home Loan Bank	270,000	239,566	222,544	189,255	160,938

Stockholders' equity, net of noncontrolling interests	116,659	123,810	121,053	114,971	108,688
Noncontrolling interests in subsidiary	(414)	368	204	176	1,241
Total equity	116,245	124,178	121,257	115,147	109,929

Outstanding common shares	2,375,324	2,357,369	2,350,229	2,350,229	2,344,836

	Three Months Ended
Summarized Consolidated Statements of Income	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands, except per share data)	2020	2019	2019	2019	2019
Total interest income	$13,693	$13,767	$13,829	$13,058	$12,307
Total interest expense	2,783	2,875	3,069	3,166	2,446
Net interest income	10,910	10,892	10,760	9,892	9,861
Provision for loan losses	1,705	505	471	337	340
Net interest income after provision for loan losses	9,205	10,387	10,289	9,555	9,521

Total noninterest income	10,994	18,126	18,340	12,644	7,089
Total noninterest expense	22,075	24,272	21,606	16,488	12,880
Income (loss) before income taxes	(1,876)	4,241	7,023	5,711	3,730
Income tax expense (benefit)	(774)	638	1,359	748	466
Net income (loss)	(1,102)	3,603	5,664	4,963	3,264
Less: net income (loss) attributable to noncontrolling interests	(475)	164	343	571	(269)
Net income (loss) attributable to the Company	(627)	$3,439	$5,321	$4,392	$3,533

Net income (loss) per share, basic	$(0.27)	$1.47	$2.28	$1.88	$1.53
Weighted average shares outstanding, basic	2,355,750	2,340,619	2,337,472	2,333,502	2,307,155

Net income (loss) per share, diluted	$(0.26)	$1.44	$2.24	$1.85	$1.50
Weighted average shares outstanding, diluted	2,379,901	2,382,754	2,378,221	2,373,578	2,360,004

As previously discussed, financial information at June 30, 2019 and for periods then ended contained in this earnings release have been restated.

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
Consolidated Performance Ratios (Annualized)	2020	2019	2019	2019	2019
Return on average assets	(0.19%)	1.09%	1.75%	1.50%	1.28%
Return on average equity	(3.51%)	11.76%	19.28%	17.95%	12.34%
Return on average common stockholders' equity	(2.00%)	11.24%	18.12%	15.90%	13.55%
Net interest margin (tax equlivalent basis)	3.73%	3.83%	3.92%	3.72%	3.92%
Efficiency ratio	100.78%	83.64%	74.25%	73.16%	75.99%

	As of or for the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
Consolidated Asset Quality Ratios	2020	2019	2019	2019	2019
Nonperforming loans as a percentage of total loans	1.55%	0.64%	0.63%	0.63%	0.70%
Nonperforming assets as a percentage of total assets	1.45%	1.00%	1.02%	1.09%	1.23%
Allowance for loan losses as a percentage of total loans	1.32%	1.22%	1.22%	1.19%	1.29%
Allowance for loan losses as a percentage of nonperforming loans	84.67%	191.18%	193.82%	188.29%	184.96%
Net charge-offs (recoveries) to average otstanding loans	0.06%	0.00%	0.01%	0.08%	0.00%

SUMMARIZED FINANCIAL INFORMATION (UNAUDITED) (CONTINUED):

	Three Months Ended
Segmented Statements of Income Information	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands, except per share data)	2020	2019	2019	2019	2019
Net interest income - Core Banking	$9,236	$9,188	$9,178	$8,739	$8,817
Net interest income - SBA Lending (Q2)	1,151	1,217	1,237	1,066	934
Net interest income - Mortgage Banking	523	487	345	87	110
Total net interest income	$10,910	$10,892	$10,760	$9,892	$9,861

Provision for loan losses - Core Banking	$216	$520	$104	$162	$(492)
Provision for loan losses - SBA Lending (Q2)	1,489	(15)	367	175	832
Provision for loan losses - Mortgage Banking	-	-	-	-	-
Total provision for loan losses	$1,705	$505	$471	$337	$340

Net interest income after provision for loan losses - Core Banking	$9,020	$8,668	$9,074	$8,577	$9,309
Net interest income (loss) after provision for loan losses - SBA Lending (Q2)	(338)	1,232	870	891	102
Net interest income after provision for loan losses - Mortgage Banking	523	487	345	87	110
Total net interest income after provision for loan losses	$9,205	$10,387	$10,289	$9,555	$9,521

Noninterest income - Core Banking	$1,411	$1,391	$1,582	$1,351	$1,337
Noninterest income - SBA Lending (Q2)	1,209	929	1,715	1,658	673
Noninterest income - Mortgage Banking	8,374	15,806	15,043	9,635	5,079
Total noninterest income	$10,994	$18,126	$18,340	$12,644	$7,089

Noninterest expense - Core Banking	$5,973	$7,545	$7,521	$7,576	$6,995
Noninterest expense - SBA Lending (Q2)	1,841	1,825	1,883	1,385	1,322
Noninterest expense - Mortgage Banking	14,261	14,902	12,202	7,527	4,563
Total noninterest expense	$22,075	$24,272	$21,606	$16,488	$12,880

Income before income taxes - Core Banking	$4,458	$2,514	$3,135	$2,352	$3,651
Income (loss) before income taxes - SBA Lending (Q2)	(970)	336	702	1,164	(547)
Income (loss) before income taxes - Mortgage Banking	(5,364)	1,391	3,186	2,195	626
Total income (loss) before income taxes	$(1,876)	$4,241	$7,023	$5,711	$3,730

Income tax expense - Core Banking	$691	247	472	51	379
Income tax expense (benefit) - SBA Lending (Q2)	(124)	43	90	148	(70)
Income tax expense (benefit) - Mortgage Banking	(1,341)	348	797	549	157
Total income tax expense (benefit)	$(774)	$638	$1,359	$748	$466

Net income - Core Banking	$3,767	$2,267	$2,663	$2,301	$3,272
Net income (loss) - SBA Lending (Q2)	(846)	293	612	1,016	(477)
Net income (loss) - Mortgage Banking	(4,023)	1,043	2,389	1,646	469
Total net income (loss)	$(1,102)	$3,603	$5,664	$4,963	$3,264

Net income attributable to the Company - Core Banking	$3,767	$2,267	$2,663	$2,301	$3,272
Net income (loss) attributable to the Company - SBA Lending (Q2)	(371)	129	269	445	(208)
Net income (loss) attributable to the Company - Mortgage Banking	(4,023)	1,043	2,389	1,646	469
Total net income (loss) attributable to the Company	$(627)	$3,439	$5,321	$4,392	$3,533

Net income per share, basic - Core Banking	$1.60	$0.96	$1.14	$0.98	$1.42
Net income (loss) per share, basic - SBA Lending (Q2)	(0.16)	0.06	0.12	0.19	(0.09)
Net income (loss) per share, basic - Mortgage Banking	(1.71)	0.45	1.02	0.71	0.20
Total net income (loss) per share, basic	$(0.27)	$1.47	$2.28	$1.88	$1.53

Net income per share, diluted - Core Banking	$1.59	$0.95	$1.13	$0.97	$1.39
Net income (loss) per share, diluted - SBA Lending (Q2)	(0.16)	0.05	0.11	0.19	(0.09)
Net income (loss) per share, diluted - Mortgage Banking	(1.69)	0.44	1.00	0.69	0.20
Total net income (loss) per share, diluted	$(0.26)	$1.44	$2.24	$1.85	$1.50

As previously discussed, financial information at June 30, 2019 and for periods then ended contained in this earnings release have been restated.

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
Noninterest Expense Detail by Segment
(In thousands)
Compensation - Core Banking	$2,789	$4,451	$4,427	$4,694	$3,957
Occupancy - Core Banking	1,133	1,200	1,140	1,105	988
Advertising - Core Banking	152	147	183	151	166
Other - Core Banking	1,899	1,747	1,771	1,626	1,884
Total Noninterest Expense - Core Banking	$5,973	$7,545	$7,521	$7,576	$6,995

Compensation - SBA Lending (Q2)	$1,569	$1,469	$1,403	$1,045	$985
Occupancy - SBA Lending (Q2)	99	89	88	80	88
Advertising - SBA Lending (Q2)	9	5	8	10	4
Other - SBA Lending (Q2)	164	262	384	250	245
Total Noninterest Expense - SBA Lending (Q2)	$1,841	$1,825	$1,883	$1,385	$1,322

Compensation - Mortgage Banking	$10,549	$11,900	$9,866	$5,966	$3,298
Occupancy - Mortgage Banking	757	633	549	387	344
Advertising - Mortgage Banking	1,616	1,314	871	566	397
Other - Mortgage Banking	1,339	1,055	916	608	524
Total Noninterest Expense - Mortgage Banking	$14,261	$14,902	$12,202	$7,527	$4,563

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
Mortgage Banking Noninterest Expense Fixed vs. Variable	2020	2019	2019	2019	2019
(In thousands)
Noninterest Expense - Fixed Expenses	$6,533	$5,466	$4,603	$3,589	$2,833
Noninterest Expense - Variable Expenses (2)	7,728	9,436	7,599	3,938	1,730
Total Noninterest Expense	$14,261	$14,902	$12,202	$7,527	$4,563

	Three Months Ended
SBA Lending (Q2) Data	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands, except percentage data)	2020	2019	2019	2019	2019
Final funded loans guaranteed portion sold, SBA	$16,180	$10,830	$19,471	$22,310	$9,133

Gross gain on sales of loans, SBA	$1,597	$1,066	$2,138	$2,085	$977
Weighted average gross gain on sales of loans, SBA	9.87%	9.84%	10.98%	9.35%	10.70%

Net gain on sales of loans, SBA (3)	$1,229	$761	$1,569	$1,515	$521
Weighted average net gain on sales of loans, SBA	7.60%	7.03%	8.06%	6.79%	5.70%

	Three Months Ended
Mortgage Banking Data	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands, except percentage data)	2020	2019	2019	2019	2019

Mortgage originations for sale in the secondary market	$532,996	$542,568	$447,616	$258,743	$110,680

Mortgage sales	$488,457	$529,344	$447,819	$204,565	$102,022

Gross gain on sales of loans, mortgage banking	$14,912	$13,411	$14,244	$7,335	$3,715
Weighted average gross gain on sales of loans, mortgage banking	3.05%	2.53%	3.18%	3.59%	3.64%

Net mortgage banking income (4)	$8,272	$15,817	$15,033	$9,611	$5,074

(2) Variable expenses include incentive compensation and advertising expenses

(3) Net of commissions, referral fees, SBA repair fees and discounts on unguaranteed portions held-for-investment, and inclusive of gains on servicing assets

(4) Net of lender credits and other investor expenses, and inclusive of loan fees, fair value adjustments and gains (losses) on derivative instruments

As previously discussed, financial information at June 30, 2019 and for periods then ended contained in this earnings release have been restated.

SUMMARIZED FINANCIAL INFORMATION (UNAUDITED) (CONTINUED):

	Three Months Ended
Summarized Consolidated Average Balance Sheets	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2020	2019	2019	2019	2019

Interest-earning assets
Average balances:
Interest-bearing deposits with banks	$48,306	$46,296	$52,736	$38,332	$36,317
Loans	970,083	935,211	891,477	859,525	802,652
Investment securities	158,116	157,093	156,070	163,185	161,170
Agency mortgage-backed securities	10,870	13,057	15,178	21,993	24,682
FRB and FHLB stock	14,878	14,149	13,020	12,505	10,196
Total interest-earning assets	$1,202,253	$1,165,806	$1,128,481	$1,095,540	$1,035,017

Interest income (tax equlivalent basis):
Interest-bearing deposits with banks	$153	$205	$277	$205	$221
Loans	11,875	11,830	11,788	10,924	10,227
Investment securities	1,728	1,780	1,762	1,877	1,819
Agency mortgage-backed securities	76	83	105	152	179
FRB and FHLB stock	151	154	184	196	142
Total interest income (tax equivalent basis)	$13,983	$14,052	$14,116	$13,354	$12,588

Weighted average yield (tax equlivalent basis, annualized):
Interest-bearing deposits with banks	1.27%	1.77%	2.10%	2.14%	2.43%
Loans	4.90%	5.06%	5.29%	5.08%	5.10%
Investment securities	4.37%	4.53%	4.52%	4.60%	4.51%
Agency mortgage-backed securities	2.80%	2.54%	2.77%	2.76%	2.90%
FRB and FHLB stock	4.06%	4.35%	5.65%	6.27%	5.57%
Total interest-earning assets	4.65%	4.82%	5.00%	4.88%	4.86%

Interest-bearing liabilities
Average balances:
Interest-bearing deposits	$716,051	$707,518	$712,692	$684,736	$693,127
Repurchase agreements	-	-	250	1,354	1,353
Fed funds purchased	143	-	130	-	-
Borrowings from Federal Home Loan Bank	248,205	207,851	175,912	178,707	114,044
Other borrowings	19,752	19,735	19,718	19,701	19,684
Total interest-bearing liabilities	$984,151	$935,104	$908,702	$884,498	$828,208

Interest expense:
Interest-bearing deposits	$1,625	$1,749	$1,965	$1,948	$1,607
Repurchase agreements	-	-	-	1	1
Fed funds purchased	-	-	1	-	-
Borrowings from Federal Home Loan Bank	838	808	785	898	520
Other borrowings	320	318	318	319	318
Total interest expense	$2,783	$2,875	$3,069	$3,166	$2,446

Weighted average cost (annualized):
Interest-bearing deposits	0.91%	0.99%	1.10%	1.14%	0.93%
Repurchase agreements	0.00%	0.00%	0.00%	0.30%	0.30%
Fed funds purchased	0.00%	0.00%	3.08%	0.00%	0.00%
Borrowings from Federal Home Loan Bank	1.35%	1.55%	1.78%	2.01%	1.82%
Other borrowings	6.48%	6.45%	6.45%	6.48%	6.46%
Total interest-bearing liabilities	1.13%	1.23%	1.35%	1.43%	1.18%

Interest rate spread (tax equlivalent basis, annualized)	3.52%	3.59%	3.65%	3.45%	3.68%

Net interest margin (tax equlivalent basis, annualized)	3.73%	3.83%	3.92%	3.72%	3.92%

As previously discussed, financial information at June 30, 2019 and for periods then ended contained in this earnings release have been restated.